Exhibit 99.1

August 16, 2016

Mr. Jeffrey Bronchick, CFA
Cove Street Capital
2101 E. El Segundo Blvd., Suite 302
El Segundo, CA 90245

Dear Jeff:

We appreciate Cove Street Capital’s long-term investment in Westell Technologies and have shared your August 11, 2016 letter with the Company’s Board of Directors. We value shareholders’ perspectives and look forward, as we always have, to continuing the dialogue with you about ways to increase the Company’s value. The Board will review and consider the matters raised in your letter, and we will provide an update after the Board’s review.

In the interim, let me underscore the expected positive impact of the comprehensive expense reduction plan that we announced on July 27, 2016. This plan is designed to accelerate the Company’s path to profitability and preserve cash. The Board believes these actions, which we are now implementing, will reduce our operating cost and expense structure and thus improve our cash flow and operating efficiency.

Like you, the management team and the Board are not satisfied with our Company’s performance. We are committed to increasing shareholder value and believe that our recently announced plan, which we are executing vigorously, will enable us to do just that.

Very truly yours,

/s/ J. Thomas Gruenwald
J. Thomas Gruenwald
Chairman, President and CEO

750 NORTH COMMONS DRIVE ■ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM